As filed with the Securities and Exchange Commission on December 22, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
The Securities Act of 1933

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	35-0827455
(State of other jurisdiction of incorporation or organization)	(IRS employer identification no.)

9255 Coverdale Road
Fort Wayne, Indiana 46809
(Address of principal executive offices, including zip code)

FRANKLIN ELECTRIC CO., INC. RETIREMENT PROGRAM
HEADWATER COMPANIES, LLC. 401(K) PLAN
(Full title of the plans)

Jonathan Grandon
Chief Administrative Officer,
General Counsel and Secretary
Franklin Electric Co., Inc.
9255 Coverdale Road
Fort Wayne, Indiana 46809
(Name and address of agent for service)

(260) 824-2900
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois 60606
(312) 258-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” "smaller reporting company," and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒
Non-Accelerated Filer ☐	(Do not check if a smaller reporting company)
Accelerated Filer ☐
Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $.10 per share
Franklin Electric Co., Inc. Retirement Program	300,000 (2)	$45.18	$13,554,000	$1,688
Headwater Companies, LLC 401(k) Plan	50,000 (2)	$45.18	$2,259,000	$281
Total	350,000 (2)	$45.18	$15,813,000	$1,969
Interests in the Plans	(3)	(3)	(3)	(3)
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of $45.18 per share, the average of the high and low sales prices of the Common Stock reported on the NASDAQ Global Select Market on December 11, 2017.
(2) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of outstanding shares of Common Stock.
(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plans for which no separate fee is required.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by Franklin Electric Co., Inc. (the “Registrant”) are incorporated herein by reference:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(b)	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2016; and

(c)	The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on February 26, 1991.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Indiana Business Corporation Law permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Article VIII of the By-laws of the Registrant (“Article VIII”) provides that each person who was or is a party to, or has been threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or that he or she was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will be indemnified by the Registrant, to the fullest extent authorized by the Indiana Business Corporation Law, as currently in effect, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that the individual’s conduct was in good faith, and the individual reasonably believed that in the case of conduct in the individual’s official capacity with the Registrant, that such conduct was in its best interest and in all other cases, that the individual’s conduct was at least not opposed to its best interest, and in the case of any criminal proceeding, the individual either had reasonable cause to believe the individual’s conduct was lawful or had no reasonable cause to believe the individual’s conduct was unlawful. Article VIII provides that the rights conferred thereby are contract rights between the Registrant and each director or officer serving in each such capacity, and any repeal or modification of Article VIII shall not affect any rights or obligations thereunder with respect to any state of facts then or theretofore existing or any claim, action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. Article VIII provides that the Registrant may, by action of the Board of Directors, provide indemnification to its employees or agents of the Registrant, to the same extent as the indemnification provided to a director or officer of the Registrant.
The Registrant has insurance which, subject to certain policy limits, deductible amounts and exclusions, insures directors and officers of the Registrant for liabilities incurred as a result of acts committed in their capacity as directors and officers or claims made against them by reason of their status as directors or officers.
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement. The Franklin Electric Co., Inc. Retirement Program is an individually designed plan and has received a Determination Letter from the Internal Revenue Service, and the Headwater Companies, LLC 401(k) Plan is an adoption of a prototype plan document that has received an Opinion Letter from the Internal Revenue Service, in each case stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code. The Registrant will cause to be made all changes required by the Internal Revenue Service in order to continue to so qualify the Plans.
Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on the 22nd day of December, 2017.
FRANKLIN ELECTRIC CO., INC.
(Registrant)

By:	/s/ Gregg C. Sengstack
Gregg C. Sengstack
Chairman and Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below appoints each of Gregg C. Sengstack and John J. Haines as such person’s true and lawful attorney to execute in the name of each such person, and to file, any amendments to this Registration Statement that such attorney deems necessary or desirable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations, and requirements of the Commission with respect thereto, in connection with the registration of the shares of Common Stock (and the related Common Stock Purchase Rights attached thereto) that are subject to this Registration Statement, which amendments may make such changes in such Registration Statement as the above-named attorneys deem appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement, and each of the undersigned hereby ratifies all that said attorneys will do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gregg C. Sengstack	Chairman and Chief Executive Officer	December 22, 2017
Gregg C. Sengstack	(Principal Executive Officer)

/s/ John J. Haines	Vice President and Chief Financial Officer	December 22, 2017
John J. Haines	(Principal Financial and Accounting Officer)

/s/ David T. Brown	Director	December 22, 2017
David T. Brown

/s/ Renee J. Peterson	Director	December 22, 2017
Renee J. Peterson

/s/ David A. Roberts	Director	December 22, 2017
David A. Roberts

/s/ Jennifer L. Sherman	Director	December 22, 2017
Jennifer L. Sherman

/s/ Thomas R. VerHage	Director	December 22, 2017
Thomas R. VerHage

/s/ David M. Wathen	Director	December 22, 2017
David M. Wathen

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on the 22nd day of December, 2017.
FRANKLIN ELECTRIC CO., INC.
RETIREMENT PROGRAM

HEADWATER COMPANIES, LLC 401(k) PLAN

By:	/s/ Jonathan M. Grandon
Name:	Jonathan M. Grandon
Title:	Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Franklin Electric Co., Inc. (incorporated by reference to Exhibit 3.1 of the Company's Form 8-K filed on May 3, 2007).
4.2	Amended and Restated By-Laws of Franklin Electric Co., Inc., as amended December 16, 2016 (incorporated by reference to Exhibit 3.1 of the Company's Form 8-K filed on December 21, 2016).
4.3	Franklin Electric Co., Inc. Retirement Program
4.4	Headwater Companies, Inc. 401(k) Plan
23	Consent of Deloitte & Touche LLP.
24	Powers of Attorney (contained on the signature pages hereto).